Delisting Determination, The Nasdaq Stock Market, LLC, April 25, 2024, ProSomnus, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of ProSomnus, Inc., effective at the opening of the trading session on May 6, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(b)(2)(A).
The Company was notified of the Staff determination on February 13, 2024. On February 16, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
The Company received an additional delist determination on March 19, 2024, pursuant to Listing Rule 5450(b)(2&3)(C).
A hearing on the matter was scheduled for April 16, 2024. On April 16, 2024, the Company witdrew its appeal. The Company securities were suspended on April 18, 2024. The Staff determination to delist the Company securities became final on April 18, 2024.